EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 11th day of June, 2008 (the “Effective Date”) by inVentiv Health, Inc., a Delaware corporation with its principal place of business at 200 Cottontail Lane, Somerset, New Jersey 08873 (the “Company”), and Eran Broshy, residing at 88 Central Park West, Apartment 1W, New York, NY 10023 (the “Executive”).

WHEREAS, the parties wish to set forth the terms and conditions upon which the Company will employ Executive;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

Section 1. Position; Title; Duties.  Executive shall serve as Executive Chairman of the Board of the Company and shall perform services consistent with that position and as may be reasonably assigned to him from the Board of Directors of the Company (the “Board”).

Section 2. Extent of Services. Executive agrees to devote such portion of his business time and attention to the performance of his duties under this Agreement as is consistent with the requirements of his position or reasonably requested by the Board of Directors.  He shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Company.  Executive shall perform his duties in the Company’s New York City and New Jersey metropolitan area offices and will be required to travel as necessary to perform the services required of him under this Agreement.  It is understood that Executive will maintain his principal residence in New York City and it is anticipated that his principal place of business will be in the New York – New Jersey metropolitan area.

Section 3. Compensation.  (a)  The Company shall pay Executive an annual base salary of $300,000, subject to annual review by the Board (it being understood that any determination the Board is required or entitled to make hereunder, other than a determination pursuant to Section 1 or 7(c), may be made by the Compensation Committee of the Board), which may increase, but not decrease the amount thereof (the “Base Salary”).  The Base Salary shall be payable in installments in accordance with the Company’s ordinary payroll practices, minus such deductions as may be required by law or reasonably requested by Executive.

(b)  Executive shall be eligible to receive option grants for the purchase of shares of the common stock of the Company (“Options”) at the discretion of the Board; provided that no Option shall have an exercise price less than the fair market value of the common stock of the Company on the date of grant.  Under the circumstances provided in Sections 7 through 9, all Options held by Executive shall become fully vested.

(c)  Executive shall be eligible to receive grants of restricted shares of the common stock of the Company (“Restricted Shares”) at the discretion of the Board.  Under the circumstances provided in Sections 7 through 9, all restricted shares held by Executive shall become fully vested.

Section 4. Term of Employment.  Executive is an employee “at will” and subject to the provisions of Sections 7 through 9 hereof, Executive’s employment with the Company may be terminated by the Company or by Executive at any time for any reason.

Section 5. Fringe Benefits.  (a)  Benefits.  Executive shall be entitled to all benefits generally available to senior executives of the Company.

(b)   Vacation.  Executive shall be entitled to five (5) weeks of vacation during each year of employment.  Executive shall be entitled to sick leave and holidays in accordance with the policy of the Company applicable to its senior executives.

(c)   Car Allowance.  Executive shall be entitled to monthly car allowance $833.00, paid as taxable wages.  The allowance will end effective with Executive’s termination.

(d)           Life Insurance.  The Company shall maintain for the benefit of Executive during the term of his employment a minimum of $2.5 million in term life insurance.

Section 6. Reimbursement of Business Expenses.  The Company shall reimburse Executive in accordance with Company’s policies for all reasonable out-of-pocket costs incurred or paid by Executive in connection with or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

Section 7. Termination of Employment Prior to a Change in Control.

(a) Accrued Amounts.  In the event of the termination of Executive’s employment for any reason, Executive shall be entitled to (A) unpaid Base Salary through the date of termination; (B) any benefits due to Executive under any employee benefit plan of the Company and any payments due to Executive under the terms of any Company program, arrangement or agreement, excluding any severance program or policy and (C) any expenses owed to Executive ((A), (B) and (C) collectively, the “Accrued Amounts”). Except as provided in Section 7(b), Executive shall have no further right or entitlement under this Agreement upon a termination of Executive’s employment within the scope of this Section 7.

(b) Termination Without Cause; For Good Reason. The Company may terminate Executive’s employment without Cause (other than by reason of Disability) and Executive may terminate his employment for Good Reason, in each case upon thirty (30) days prior written notice (which, in the case of a termination of employment by Executive for Good Reason, shall be given within ninety (90) days of the event or circumstance constituting Good Reason).  In the event that the Company terminates Executive’s employment without Cause (other than by reason of Disability) or Executive terminates his employment for Good Reason, in either case prior to a Change in Control, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company:

(i)           the Accrued Amounts;

(ii)           a lump sum cash severance payment, payable, subject to Section 20, within 10 business days of termination, equal to two times the Executive’s highest Base Salary  (subsequent to the Effective Date) as of the date of termination;

(iii)           continued coverage for a period of eighteen months commencing on the date of termination under any Company life insurance plan in which Executive was participating immediately prior to the date of termination;

(iv)           the health insurance benefits described below; and

(v)           full vesting of all Options, Stock Appreciation Rights and Restricted Shares previously granted to Executive, which Options and Stock Appreciation Rights shall remain exercisable for the period determined in accordance with Section 18.

If and to the extent the Company is not permitted under the terms of any applicable plan or policy or applicable law to provide the benefits described in clause (iii) above or Section 8(a)(iii) or 9(b)(iii) below, or if the provisions of such benefits would cause any applicable plan to be deemed to be discriminating in favor of highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended, the Company shall either (x) provide equivalent benefits on an individual basis at no additional after-tax cost to Executive (which may be accomplished by making payments to Executive sufficient to pay, on an after-tax basis, the applicable portion of the premium cost under the insurance policy(ies) maintained pursuant to Section 5(d) for the applicable period following termination of Executive's employment with the Company) or (y) pay to Executive an amount sufficient to permit Executive to purchase equivalent benefits at no additional after-tax cost to Executive.

If Executive’s employment is terminated by the Company without Cause, if Executive terminates his employment for Good Reason, if Executive's employment terminates by reason of his death or if Executive is terminated for Disability (a “Qualifying Termination”), then the Company shall continue health benefits to Executive (and/or his spouse and eligible dependents, if any) equivalent to those which would have been provided to them in accordance with the plans, programs, practices and policies as made available to actively employed executives of the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) as then in effect (or, if more favorable, as in effect immediately prior to a Change in Control) (the “Welfare Plans”), for a period of thirty-six months following such Qualifying Termination (the “Continuation Period”).  If Executive does not make a timely election to continue coverage under COBRA, the Continuation Period will be reduced by eighteen (18) months.  If Executive is covered by health insurance of a subsequent employer, the coverage provided under this Agreement will be secondary to such other coverage.  Executive (or, where applicable, his spouse and dependents) shall pay the full monthly premium cost of such medical coverage for the Continuation Period.  The monthly premium cost during the Continuation Period for Executive, spouse and dependents shall be the monthly COBRA premium during the COBRA health care continuation coverage period under section 4980B of the Code or, to the extent the COBRA coverage is not in effect, such amount as is equal to the Company’s deemed cost of such medical coverage for Executive and and/or his spouse and eligible dependents, if any, which shall be determined actuarially by the Company’s advisors (the “Applicable Premium”).  During the Continuation Period, the Company shall pay Executive (or, where applicable, Executive’s spouse) an amount equal to the 135% of the Applicable Premium described above (the “Advance Premium”), as in effect from time to time, which, subject to Section 13(d), shall be made in advance on the first business day of each month, commencing with the month immediately following Executive’s date of termination, provided that, subject to Section 13(d), the first such payment shall be made within thirty (30) days after Executive’s termination date.  The Company shall have no further obligation to pay the Advance Premium after the earlier of: (A) Executive (or, where applicable, his spouse and dependents) ceasing to participate in the Welfare Plans and (B) the end of the Continuation Period.

(c) Definition of “Cause”.  For purposes of this Agreement, the term “Cause” shall mean (i) Executive’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties hereunder or refusal or failure to follow the lawful directives of the Board, in either case which is not remedied within 15 days  after receipt of written notice from the Company specifying such failure; (ii) Executive’s willful malfeasance or gross neglect in the performance of his duties hereunder resulting in material harm to the Company; (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude; (iv) the commission by Executive of an act of fraud or embezzlement against the Company or any affiliate; or (v) Executive’s willful material breach of any material provision of this Agreement (as determined in good faith by the Board) which is not remedied within 15 days after receipt of written notice from the Company specifying such breach, provided that Executive shall be given the opportunity to appear before the Board prior to the time such termination would otherwise become effective.  For purposes of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.

(d) Definition of “Good Reason”.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (i) any adverse change in Executive’s title agreed to or effected by the Board, (ii) any material diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position, that is not cured within 15 days after written notice thereof is received from Executive; (iii) any reduction in Base Salary; (iv) a relocation of Executive’s principal place of employment to a location inconsistent with Section 2 hereof that would unreasonably increase Executive’s commute; (v) during Executive’s employment with the Company, any failure of Executive to be nominated for election as a director of the Company or the removal of Executive as a director of the Company by the Board other than for cause; (vi) any willful material breach by the Company of any material provision of this Agreement that is not cured within 15 days after written notice thereof is received from Executive; or (vii) any termination of employment by Executive during the thirty day period following the one year anniversary of a Change in Control.  Each of Executive's Option and Restricted Share awards shall provide (and if outstanding are hereby amended to provide) that such awards shall accelerate upon an event described in clause (v) that occurs following a termination of Executive's employment (other than a termination for Cause).

(e) In order to be eligible to receive any Severance Payment pursuant to Section 7(b) hereof, Executive must sign, prior to receiving such payment, a complete release of all claims against Company (other than claims under this Section 7), in substantially the form attached hereto as Exhibit I and such release must have become effective in accordance with its terms.

Section 8. Disability; Death.

(a) Termination Upon Disability.  The Company may terminate Executive’s employment by reason of Disability upon thirty (30) days prior written notice.  If Executive is terminated for Disability, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company (but not in lieu of any disability benefits to which Executive is entitled under any disability program or policy of the Company):

(i)           the Accrued Amounts;

(ii)           a lump sum cash severance payment, payable, subject to Section 18, within 10 business days of termination, equal to two times the Executive’s highest Base Salary (subsequent to the Effective Date) as of the date of termination, reduced by any amount previously paid to the Executive pursuant to Section 9(a);

(iii)           continued coverage for a period of eighteen months commencing on the date of termination under any Company life insurance plan in which Executive was participating immediately prior to the date of termination;

(iv)           the health insurance benefits described in Section 7(b); and

(v)           full vesting of all Options, Stock Appreciation Rights and Restricted Shares previously granted to Executive, which Options and Stock Appreciation Rights shall remain exercisable for the period determined in accordance with Section 18.

(b)           Definition of Disability.  For purposes hereof, "Disability" means Executive's inability due to physical or mental incapacity to perform the duties and services of his position for a period of 120 days.  At the Company's option, such physical or mental incapacity may be determined by a physician selected by the Company and reasonably acceptable to Executive or presumed by the Company on the basis of Executive's failure to perform the duties and services of his position for a period of 120 days.

(c)           Release.  In order to be eligible to receive any payment pursuant to Section 8(a) hereof, Executive must sign, prior to receiving such payment, a complete release of all claims against Company (other than claims under this Section 10), in substantially the form attached hereto as Exhibit I and such release must have become effective in accordance with its terms.

(d)           Death.  If Executive dies during the term of his employment with the Company, (i) Executive's estate shall be entitled to the Accrued Amounts and any death benefits to which Executive is entitled under any program or policy of the Company providing such benefits, and the Company shall have no other liability to Executive's estate in respect of any additional compensatory or severance amount, (ii) Executive's spouse and eligible dependents, if any shall be entitled to the health insurance benefits described in Section 7(b) and (iii) all Options, Stock Appreciation Rights and Restricted Shares previously granted to Executive shall immediately vest in full and shall remain exercisable for the period determined in accordance with Section 18.

Section 9. Change in Control.

(a) Payment Upon Change in Control.  In the event of a Change in Control while Executive is employed by the Company, Executive shall be entitled to the following:

(i)           a lump sum cash payment, payable, subject to Section 18, within 10 business days of the Change in Control, equal to two times the Executive’s highest Base Salary (subsequent to the Effective Date) as of the date of the Change in Control;

(ii)           full vesting of all Options, Stock Appreciation Rights and Restricted Shares previously granted to Executive, which Options and Stock Appreciation Rights shall remain exercisable for the period determined in accordance with Section 18; and

(iii)           any Gross-Up Payment due in accordance with Section 9(c) hereof.

(b) Termination Without Cause; For Good Reason.  In the event that the Company terminates Executive’s employment other than for Cause or Executive terminates his employment for Good Reason within 13 months following a Change in Control, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company:

(i)           the Accrued Amounts;

(ii)           a lump sum cash severance payment, payable, subject to Section 18, within 10 business days of termination, equal to the Executive’s highest Base Salary (subsequent to the Effective Date) as of the date of the Change in Control;

(iii)           continued coverage for a period of thirty-six months commencing on the date of termination under any Company life insurance plan in which Executive was participating immediately prior to the date of termination;

(iv)           the health insurance benefits described in Section 7(b); and

(v)           any Gross-Up Payment due in accordance with Section 9(c) hereof.

(c) Gross-Up Payment.  (i)                                                      Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(c)) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(ii)           Notwithstanding the foregoing provisions of this Section 9(c), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed the Safe Harbor Amount by the lesser of (A) 5% of the Safe Harbor Amount and (B) $50,000, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, however, that in no event, shall such reduction exceed $50,000.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) the accelerated vesting of equity pursuant to Section 9(a)(ii), (ii) the cash payment under Section 9(b) and (iii) the cash payment under Section 9(a)(i).  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable under this Agreement in accordance with this Section 9(c)(ii) would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 9(c).  The Company’s obligation to make Gross-Up Payments under this Section 9(c) shall not be conditioned upon Executive’s termination of employment.

(iii)           Subject to the provisions of Section 9(c)(i), all determinations required to be made under this Section 9(c), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by PriceWaterhouse Coopers (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by Executive or the Company (collectively, the “Determination”).  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company and Executive shall jointly appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 9(c) with respect to any Payments shall be made no later than thirty (30) days following such Payment.  The Determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax; provided that (i) the Company shall bear and pay directly all legal and other costs and expenses of Executive's representation in connection with such contest or dispute and (ii) the Company shall indemnify and hold Executive harmless on the terms provided above for any additional Excise Tax (including interest and penalties) imposed as a result of such contest or dispute.

(v)           The following terms shall have the following meanings for purposes of this Section 9(c).

(A)
 “Parachute Value” of a Payment shall mean the value of such Payment the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(B)	The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(d) Definition of "Change in Control".  For purposes of this Agreement, “Change in Control” means

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 9(d)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company;

(ii)
Individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)           Release.  In order to be eligible to receive any payment pursuant to Section 9(b) or, with respect to Section 9(b), Section 9(c) hereof, Executive must sign, prior to receiving such payment, a complete release of all claims against Company (other than claims under this Section 9), in substantially the form attached hereto as Exhibit I and such release must have become effective in accordance with its terms.

Section 10. Non-Solicitation and Non-Competition.  (a)  Except as provided in paragraph (f) below, Executive agrees that while Executive is employed pursuant to this Agreement and for a period of twelve (12) months following termination of Executive’s employment by the Company for any reason (the “Non-Competition Period”), whether by action of Executive or the Company, Executive will not, except as otherwise provided herein, engage or participate, directly or indirectly as principal, agent, executive, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by the Company.

(b) For the purpose of this Agreement, a business shall be considered to be competitive with the business of the Company if such business is engaged in providing outsourced commercialization services to the pharmaceutical industry or any other business in which the Company is engaged at the time of termination of Executive’s employment; provided that a pharmaceutical company shall not be deemed to be competitive if the services Executive renders to such a company do not involve providing outsourced commercialization services or any other business in which the Company is engaged at the time of termination of Executive’s employment.

(c) During the Non-Competition Period, Executive will not, for his own benefit or for the benefit of any person or entity other than the Company, (i) solicit, or assist any person or entity other than the Company to solicit any officer, director, executive or employee of the Company to leave his/her employment, (ii) hire or cause to be hired for Executive’s benefit any present or former officer, director, executive or employee of the Company, or (iii) engage any present or former officer, director, executive or employee of the Company as a partner, contractor, sub-contractor, employee, consultant or other business associate of Executive.

(d) During the Non-Competition Period, Executive will not (i) solicit, or assist any person or entity other than the Company to solicit, any person or entity that is a client of the Company, or has been a client of the Company during the twelve (12) months prior to the date of termination of Executive’s employment, to purchase outsourced commercialization services or any other products or services the Company provides to a client, or (ii) interfere with any of Company’s business relationships.

(e) Executive acknowledges that (i) the markets served by the Company are national in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed, and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company.

(f) Nothing in this Agreement shall he deemed to prohibit Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company, provided that such investments (i) are passive investments and constitute one percent (1%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market and (ii) are approved by the Company.

(g) The parties to this Agreement mutually agree that, in recognition of Company’s dependence on Executive’s experience to carry out its business plan and Executive’s senior and key position in the Company, the restrictions detailed in this Section 10 are necessary and appropriate to give effect to the intended relationships of the parties.  Executive agrees that because damages arising from violations of this Section 10 are extremely difficult to quantify with certainty, injunctive relief will be necessary to effect the intent of such Section.  Accordingly, Executive hereby consents to the imposition of a preliminary or permanent injunction as a remedy to this breach of this Section 10.

(h) It is the desire and intent of the parties hereto that the restrictions set forth in this Section 10 shall be enforced and adhered to in every particular, and in the event that any provision, clause or phrase shall be declared by a court of competent jurisdiction to be judicially unenforceable either in whole or in part – whether the limit be in duration, geographic coverage or scope of activities precluded – the parties agree that they will mutually petition the court to sever or limit the unenforceable provisions so as to retain and effectuate to the greatest extent legally permissible the intent of the parties as expressed in this Section 10.

(i) For purposes of Sections 10 and 11 of this Agreement, the “Company” shall be deemed to refer to the Company and each of its subsidiaries.

Section 11. Confidential Information

.  (a)  Executive shall not (for his own benefit or the benefit of any person or entity other than the Company) use or disclose any of the Company’s trade secrets or other confidential information.  The term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, “know-how”, computer programs (including documentation of such programs), research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development.  After termination of this Agreement, Executive shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of this Agreement or is disclosed to Executive by a third party who is entitled to receive and disclose such information.

(b) Upon the effective date of notice of Executive’s or the Company’s election to terminate this Agreement, or at any time upon the request of the Company, Executive (or his heirs or personal representatives) shall deliver to the Company all documents and materials containing either trade secrets and confidential information relating to the Company’s business or privileged information, and all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of Executive (or his heirs or personal representatives).

(c) All discoveries and works made or conceived by Executive during his employment by the Company, jointly or with others, that relate to the Company’s activities shall be owned by the Company.  The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including sales materials which relate to wall media products, sampling/comparing or services.  Executive shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Company to evidence or better assure title to such discoveries and works by the Company, assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title thereto.  Any discoveries and works which, within six (6) months after the termination of Executive’s employment by the Company, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Executive and which pertain to work performed by Executive while with the Company shall, as between Executive and the Company, be presumed to have been made during Executive’s employment by the Company

Section 12. Enforcement.  Executive agrees that the Company’s remedies at law for any breach or threat of breach by him of the provisions of Sections 10 and 11 hereof will be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Sections 10 and 11 hereof and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Company may be entitled at law or equity.

Section 13. Indemnification.  The Company shall indemnify Executive against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred by Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Company is permitted to indemnify a director, officer, employee or agent against the foregoing under applicable law.  The Company shall at all times cause Executive to be included, in his capacity hereunder, under all liability insurance coverage (or similar insurance coverage) maintained by any of the Company from time to time.

Section 14. Attorney’s Fees and Costs.  In the event Executive institutes any action to enforce his rights under this Agreement and prevails on at least one material claim in such action, the Company shall pay Executive’s reasonable cost and expenses (including legal fees) incurred in connection with such action.

Section 15. Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

Section 16. No Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.  Any provision of this Agreement may be waived by either party; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the waiver is sought and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

Section 17. No Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced whether or not Executive obtains other employment.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

Section 18. Section 409A.   The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”).  The Company shall take, and Executive shall cooperate with the Company in taking, all steps reasonably necessary to have such benefits not be deferred compensation arrangements under Section 409A, including adopting such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that are reasonably necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, provided that (i) the Company will not be required to take any such steps that impose any material additional costs on the Company and shall not take any such steps that impose any material additional costs on Executive (unless Executive otherwise consents thereto) and (ii) the Company will not be liable for the failure to take any such steps or for the imposition of any tax or penalty pursuant to Section 409A.

Without limitation of the preceding paragraph, the parties agree that:

(i)  With respect to the time period within which Executive may exercise any outstanding stock options or stock appreciation rights, the parties agree to avoid the imposition of Section 409A, Executive shall be entitled to exercise such options and rights through the earliest of (i) the maximum date that is permitted under Section 409A, (ii) the second anniversary of the date of Executive’s termination or death or Disability, as applicable (or any longer period during which executive officers generally are permitted to exercise stock options or stock appreciation rights under such circumstances) and (iii) if Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason (and not by reason of death or Disability), Executive shall be entitled to exercise such options and rights through such date as is prescribed under the applicable incentive plan and grant documentation, and further provided that in no event will the option or stock appreciation right remain exercisable beyond its original term.

(ii)  For purposes of Section 9(c) and Section 14 of this Agreement, the Company shall pay the fees and expenses of the Accounting Firm and/or the legal fees and expense incurred as a result of any contest under Section 14 not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm or Executive, as applicable, and the Company shall pay all other amounts that it is required to pay to or on behalf of Executive under Section 9(c) of this Agreement not later than the end of the calendar year following the calendar year in which the related Taxes are remitted to the applicable taxing authority.  The amount of such fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

(iii)  Subject to paragraph (iv) below, except as otherwise provided herein, each lump sum payment that is to be made pursuant to this Agreement, other than the payments described in Sections 7(b) and 8(a) of this Agreement, shall be made not later than ninety (90) days following the date of the event giving rise to such lump sum cash payment.

(iv)  If Executive is a “specified employee,” defined under Section 409A and as determined by the Company in good faith in accordance with the Company’s policies, on the date of his termination from employment with the Company, to the extent required in order to comply with Section 409A, cash amounts to be paid under Sections 7, 8 and 9 of this Agreement on account of Executive’s termination of employment for any reason other than death (other than Accrued Amounts) and any other amounts deemed to be “nonqualified deferred compensation” under Section 409A shall be paid to Executive on the earlier of (i) the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A and (ii) Executive’s death subsequent to Executive’s termination of employment for any reason other than death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code (“Interest”).

(v)  Any Gross-Up Payment described in Section 9(c) and any payments or reimbursements of life or health insurance expenses pursuant to Section 7(b) shall be made by the end of the calendar year next following the calendar year in which the related taxes are remitted to the taxing authority by Executive.

(vi)  Any payment to be made pursuant to Section 9(a) of this Agreement shall be made upon the Change in Control but in no event later than two and one-half (2 ½) months following the year in which the Change in Control occurred.

(vii)  Each of the payments described in this Agreement shall be classified as a “separate payment” under Section 409A. As used in this Agreement, a “termination of employment” (or words of similar meaning) shall mean a “separation from service” under Code Section 409A (and the Treasury Regulations promulgated thereunder) and, subject to Section 13(d) of this Agreement, any benefit or amount to be paid to, or with respect to, Executive, shall not be made until Executive has a “separation from service” within the meaning of Section 409A of the Code

Section 19. Advance Notice of Prospective Employment.  Executive agrees that following the termination of his employment, prior to accepting employment with, or agreeing to perform services for, any entity that competes with the Company, he will notify the Company in writing of Executive’s intentions so as to provide the Company with the opportunity to assess whether Executive’s employment or retention may potentially violate any provisions of this Agreement.

Section 20. Miscellaneous Provisions.

(a) Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit with (i) the United States Postal Service, by registered or certified mail, postage prepaid, or (ii) a reliable overnight courier service, addressed to the other party at the address set forth above (in the case of the Company, "Attention:  Chairman of the Compensation Committee").

(b) Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c) Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, but not limited to, the Employment Agreement dated as of May 9, 2006 between Executive and the Company, as heretofore amended.  Notwithstanding the foregoing, all prior grant or award agreements relating to stock options and restricted stock will remain in effect except to the extent explicitly modified by this Agreement.

(d) Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

(e) Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.

(f) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of Executive are personal and shall not be assigned or delegated by him.

(g) Waiver.  No delays or omissions by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h) Captions.  The captions appearing in this Agreement are for the convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(i) Severability.  In case any provision of this Agreement shall be held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(j) Cooperation of the Parties.  The Company and Executive agree to make all reasonable efforts to cooperate to insure compliance with this Agreement.

(k) Duration of Terms.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’ employment, the Term or this Agreement to the extent necessary to give effect to such rights and obligations.

(l) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.
COMPANY inVentiv Health, Inc.	EXECUTIVE
By: /s/ Per G.H. Lofberg Name: Per G.H. Lofberg Member, Compensation Committee of the Board of Directors	By: /s/ Eran Broshy Name: Eran Broshy
By: /s/ Mark Jennings Name: Mark Jennings Member, Compensation Committee of the Board of Directors